INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

VOYA®

(d)(14)

January 1, 2021

Voya Partners, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement, Voya Investments, LLC ("VIL"), the investment manager to VY® Invesco Comstock Portfolio (the "Portfolio"), agrees that, from January 1, 2021 through May 1, 2022, VIL shall waive all or a portion of its management fee and/or reimburse expenses to limit ordinary operating expenses, excluding interest, taxes, other investment-related costs, leverage expenses, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Portfolio's business, and expenses of any counsel or other persons or services retained by the Portfolio's directors who are not "interested persons," as that term is defined in the 1940 Act, in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

Name of Portfolio	Maximum Operating Expense Ratios
	(as a percentage of average net assets)

			Classes
	Adviser	Initial	R6	Service	Service 2
VY® Invesco Comstock Portfolio	1.20%	0.70%	0.70%	0.95%	1.10%

We are willing to be bound by this letter agreement to lower our fees for the period from January 1, 2021 to May 1, 2022. VIL acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

January 1, 2021

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Partners, Inc.

Sincerely,

By: /s/ Todd Modic

Todd Modic

Senior Vice President

Voya Investments, LLC

Accepted:

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

Voya Partners, Inc.